EXHIBIT 21


                   BION ENVIRONMENTAL TECHNOLOGIES, INC.

                      Subsidiaries of the Registrant


     Bion Environmental Technologies, Inc. is the parent company of six subsidiaries as follows:

                                      State of Incorporation
             Subsidiary                  or Organization
             ----------               ----------------------

     1.  Bion Technologies, Inc.            Colorado
     2.  BionSoil, Inc.                     Colorado
     3.  Bion International, Inc.           Colorado
     4.  Bion Dairy Corporation             Colorado
     5.  Centerpoint Corporation            Delaware
     6.  Dairy Parks, LLC.                  Delaware